NEONODE INC. Reports Second Quarter 2008 Results

STOCKHOLM, SWEDEN, August 14, 2008 - Neonode (NASDAQ: NEON), the Swedish mobile communication company that develops touch screen technologies and designs mobile handsets, today reports the results for the three and six months ended June 30, 2008.

Per Bystedt, CEO and Chairman of the Board of Directors of Neonode Inc commented, “Since my appointment as CEO I have identified several operational and technical issues that have served as roadblocks to success and have put in place measures to correct these problems. I am happy to report that we have corrected our product related technical problems and narrowed our sales focus to better serve our customers. In addition, we have taken steps to reduce our operational cash expenses. We are also in the process of revising our strategic plan so that we are better able to capitalize on the special features of our optical touch screen technology."

“As previously mentioned in my open letter to our shareholders, our product shipments have not met expectations and as a result we are experiencing cash flow constraints. We are currently evaluating financing alternatives to provide adequate capital to fund the company’s growth. While we work on solving our short-term issues, we continue to pursue and support customers for our Neonode N2 mobile handset and are actively working on developing and enhancing our technology platform,” Bystedt continued.

Net sales for the three months ended June 30, 2008 were $401,000 compared to net sales of $226,000 in the three months ended June 30, 2007. Net loss for the three months ended June 30, 2008 amounted to $12.8 million, or $0.46 per share basic and diluted, compared to a net loss for the three months ended June 30, 2007 of $19.5 million, or $1.89 per share basic and diluted. The net loss for the three months ended June 30, 2008 includes a $7.7 million write-down for slow moving inventory and $600,000 of non-cash expense adjustments related to the fair value calculations for the beneficial conversion features of prior financings compared to $16.8 million of non-cash expense for the fair value adjustments for the three months ended June 30, 2007. Accounting regulations require that these financial instruments must be revalued each quarter as though they had an actual market value. The changes in the calculated fair value are recorded as either income or expense in the current income statement.

Net sales for the six months ended June 30, 2008 were $792,000 compared to net sales of $475,000 in the six months ended June 30, 2007. Net loss for the six months ended June 30, 2008 amounted to $24.0 million, or $0.92 per share basic and diluted, compared to a net loss for the six months ended June 30, 2007 of $22.0 million, or $2.14 per share basic and diluted. The net loss for the six months ended June 30, 2008 includes a $7.7 million write-down for slow moving inventory and $6.1 million of non-cash expense adjustments related to the fair value calculations for the beneficial conversion features of prior financings compared to $16.8 million of non-cash expense for these same fair value calculation adjustments for the six months ended June 30, 2007.

Conference Call Information
The company recently published an open letter to all shareholders and also invited all shareholders to attend a shareholder’s meeting on August 5 either in persons or via conference call. At the shareholder meeting the CEO gave a company update and responded to questions. The shareholder letter and a recording of the shareholder meeting are available on the company’s web site. Because of these recent communications, the company will not host an investor conference call. Investors are encouraged to visit the company’s investor relations site; http://investor.neonode.com for more information and to direct any inquiry to the company by filling in the request information form on the site noted above to ask questions.

For more information:

David Brunton, Chief Financial Officer
Neonode Inc
Tel: (925) 355-7700

Karin Lehmann Nilsson, Information Manager
Neonode
Tel: +46 8 678 18 50

About Neonode Inc.
Neonode Inc specializes in optical finger based touch screen technology.  Neonode’s mission is to enhance user experience related to any consumer or industrial device that can benefit from a finger based touch screen solution. Neonode Inc. is a publicly traded company (NASDAQ: NEON) with offices in Stockholm, Sweden and San Ramon, USA. For more information, visit www.neonode.com.

Forward-Looking Statements
This news release contains certain forward-looking statements that involve risks and uncertainties, including statements regarding future products and technology developments. Such statements are only predictions and the company's actual results may differ materially from those anticipated in these forward-looking statements. Factors that may cause such differences include, but are not limited to, the ability of Neonode to develop and sell new products and technologies. These factors and others are more fully discussed in the documents the company files from time to time with the Securities and Exchange Commission, particularly, the company's most recent Form 10-K and Form 10-Q. Neonode and the Neonode logo are registered trademarks of Neonode Inc. All other brand or product names are trademarks or registered trademarks of their respective holders.

- Tables Follow --

NEONODE INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007

Total net sales	$401	$226	$792	$475
Cost of sales	8,382	1	9,023	3

Gross margin (loss)	(7,981)	225	(8,231)	472

Operating expenses:
Product research and development	1,173	1,039	2,665	2,084
Sales and marketing	1,136	484	2,966	970
General and administrative	1,645	1,371	4,158	2,489

Total operating expenses	3,954	2,894	9,789	5,543

Operating loss	(11,935)	(2,669)	(18,020)	(5,071)

Other income (expense, net):
Interest and other income, net	21	87	186	181
Interest expense	(84)	(92)	(93)	(325)
Non-cash items related to debt discounts and
deferred financing fees and the valuation of
conversion features and warrants	(600)	(16,804)	(6,110)	(16,804)

Total other income (expense), net	(663)	(16,809)	(6,017)	(16,948)

Net loss	$(12,598)	$(19,478)	$(24,037)	$(22,019)

Loss per common share:
Basic and diluted loss per share	$(0.45)	$(1.89)	$(0.92)	$(2.14)

Basic and diluted - weighted average
shares used in per share computations	27,807	10,282	26,115	10,282

NEONODE INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)
	June 30, 2008	December 31, 2007

ASSETS
Current assets:
Cash and cash equivalents	$2,096	$1,147
Restricted cash	168	5,702
Trade accounts receivable, net of allowance for doubtful accounts
of $2,140 and $4,264 at June 30, 2008 and December 31, 2007	89	868
Inventory	6,036	6,610
Prepaid expense	535	1,081
Other	222	2
Total current assets	9,146	15,410

Property, plant and equipment, net	463	375
Patents, net	66	95
Other long term assets	177	395
Total assets	$9,852	$16,275

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of convertible long term debt (face amount $3,003
and $2,895 at June 30, 2008 and December 31, 2007)	$643	$132
Accounts payable	7,130	4,417
Accrued expenses	965	1,391
Deferred revenues	2,609	2,979
Embedded derivatives of convertible debt and warrants	18,636	9,507
Other liabilities	1,695	674
Total current liabilities	31,678	19,100
Long term convertible debt (face amount $3,053 and $3,109 at
June 30, 2008 and December 31, 2007)	77	60

Total liabilities	31,755	19,160

Stockholders' deficit:
Common stock	30	24
Additional paid in capital	60,461	55,405
Accumulated other comprehensive income	311	354
Accumulated deficit	(82,705)	(58,668)
Total stockholders' deficit	(21,903)	(2,885)
Total liabilities and stockholders' deficit	$9,852	$16,275

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